EXHIBIT 10.17(b)

FIRST AMENDMENT TO
CONTINENTAL AIRLINES, INC.
ANNUAL EXECUTIVE BONUS PROGRAM

WHEREAS, the Continental Airlines, Inc. Annual Executive Bonus Program (the "Program") has heretofore been adopted by the Human Resources Committee (the "Committee") of the Board of Directors of Continental Airlines, Inc. (the "Company") to implement in part the Performance Award provisions of the Continental Airlines, Inc. Incentive Plan 2000; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective as of November 30, 2004:

1. The first paragraph of Section 5 of the Program shall be deleted and the following shall be substituted therefor:

"The Program will be administered by the Committee, which at all times will consist of not less than two persons, each of whom is an "outside director" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The action of a majority of the members of the Committee will be the act of the Committee. The Committee shall, promptly upon adoption of the Program in the case of the period from April 1, 2004 to December 31, 2004, and within 90 days after the beginning of the fiscal year in the case of each fiscal year of the Company beginning on or after January 1, 2005, establish in writing the Entry ROBIC Margin, the Target ROBIC Margin, the Stretch ROBIC Margin, the Target Incentive Percentage, the Stretch Incentive Percentage and the Cash Hurdle for such fiscal year for purposes of this Program."

2. As amended hereby, the Program is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument on this 30th day of November 2004.

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffery A. Smisek

Jeffery A. Smisek

1920049v1 Executive Vice President